Execution Version

AMENDMENT NO. 1 TO INVESTMENT SUBADVISORY AGREEMENT

THIS AMENDMENT to the Investment Subadvisory Agreement (the “Amendment”) is made as of the 12th day of September, 2017, by and among American Century Investment Management, Inc. (“Advisor”), a Delaware corporation, and Perella Weinberg Partners Capital Management LP (“PWP”), a Delaware limited partnership. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

WHEREAS, the Advisor and PWP are parties to a certain Investment Subadvisory Agreement dated May 5, 2015 (the “Agreement”) in connection with the provision of investment advisory services by PWP to the Funds;

WHEREAS, the Advisor and PWP have agreed to modify the Agreement to remove the AC Alternatives Long Short Fund as a fund to be managed by the Subadvisor; and

WHEREAS, the American Century Capital Portfolios, Inc. Board of Directors has determined that it is advisable to enter into this Amendment.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.    Changes to Exhibit A. Exhibit A is hereby deleted in its entirety and is replaced with the new Exhibit A attached hereto.
2.    Ratification. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.
3.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
4.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first written above.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By: /s/ Otis H. Cowan
Name: Otis H. Cowan
Title: Vice President

PERELLA WEINBERG PARTNERS CAPITAL MANAGEMENT LP

By: /s/ Frances Ni
Name: Frances Ni
Title: Authorized Person

Execution Version

EXHIBIT A

FUNDS AND APPLICABLE FEES

Fund                                Applicable Fee

AC Alternatives Income Fund
AC Alternatives Multi-Strategy Fund

Review of Applicable Fee

PWP and Advisor agree that they will review the Applicable Fee Rate annually.  Such review will involve the evaluation of the fees and expenses of the network of Subadvisors, including, but not limited to, the actual or anticipated impact of (1) any changes to the fee rates for existing Other Subadvisors, and (2) the addition of any Other Subadvisor whose fee rate is higher or lower than the fee rate for the firm(s) it replaces.  As a result of such review, PWP and Advisor will consider whether any adjustments should be made to the Applicable Fee Rate.  The parties acknowledge that the Applicable Fee Rate could go up or down based on this review.

PWP acknowledges that Advisor has an established pricing philosophy for new product launches that has been agreed with the Board. Under this philosophy, Advisor establishes an initial market entry price based on each fund’s peer universe as a fixed unified fee. Generally, Advisor and the Board agree to fee schedules that do not have breakpoints at the launch of any new fund. As part of the annual fee renewal process, the independent Directors review and approve each fund’s advisory contract, including the advisory fee. If that process results in a fee adjustment for any Fund, either contractually or through a voluntary waiver, Advisor will make that adjustment on a prospective basis (through breakpoints or a change in the overall fee of a Fund). PWP further acknowledges and agrees that in that situation, there would be an adjustment to the Applicable Fee for any Fund so affected.